Filed Pursuant to Rule 433

Registration Statement No. 333-228021

Pricing Term Sheet

February 28, 2019

Aptiv PLC

$300,000,000 4.350% Senior Notes due 2029

$350,000,000 5.400% Senior Notes due 2049

Pricing Term Sheet

Terms applicable to the 2029 Notes and the 2049 Notes

Issuer:	Aptiv PLC

Guarantees:	The notes will be guaranteed by certain of the Issuer’s existing and future subsidiaries

Trade Date:	February 28, 2019

Settlement Date:

T+10; March 14, 2019

We expect that delivery of the notes will be made against payment therefor on or about the tenth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2019

Use of Proceeds:	To repay the Issuer’s 3.15% Senior Notes due 2020

Anticipated Ratings*:	Baa2 (s) / BBB (s) / BBB (s)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. UniCredit Capital Markets LLC

Terms applicable to the $300,000,000 4.350% Senior Notes due 2029

Security:	4.350% Senior Notes due 2029

Principal Amount:	$300,000,000

Maturity:	March 15, 2029

Coupon:	4.350%

Issue Price:	99.879%

Yield to Maturity:	4.365%

Spread to Benchmark Treasury:	+165 bps

Benchmark Treasury:	UST 2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	99-07 and 2.715%

Redemption Provisions:

Make-Whole Call:	Before December 15, 2028, at a discount rate of Treasury plus 25 basis points, plus accrued and unpaid interest, if any

Par Call:	Commencing December 15, 2028, plus accrued and unpaid interest, if any, at 100%

CUSIP:	03835V AG1

ISIN:	US03835VAG14

Terms applicable to the $350,000,000 5.400% Senior Notes due 2049

Security:	5.400% Senior Notes due 2049

Principal Amount:	$350,000,000

Maturity:	March 15, 2049

Coupon:	5.400%

Issue Price:	99.558%

Yield to Maturity:	5.430%

Spread to Benchmark Treasury:	+235 bps

Benchmark Treasury:	UST 3.375% due November 15, 2048

Benchmark Treasury Price and Yield:	105-23 and 3.080%

Redemption Provisions:

Make-Whole Call:	Before September 15, 2048, at a discount rate of Treasury plus 37.5 basis points, plus accrued and unpaid interest, if any

Par Call:	Commencing September 15, 2048, plus accrued and unpaid interest, if any, at 100%

CUSIP:	03835V AH9

ISIN:	US03835VAH96

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing, as applicable, (1) Barclays Capital Inc. at (888) 603-5847, (2) Deutsche Bank Securities Inc. at 1-800-503-4611, (3) Goldman Sachs & Co. LLC at (866) 471-2526 and (4) J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.